Exhibit 4.3

EXECUTION COPY

THIS WARRANT AND THE SHARES OF COMMON STOCK PURCHASABLE HEREUNDER HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED UNLESS THE REGISTRATION PROVISIONS OF SAID ACT AND LAWS HAVE BEEN COMPLIED WITH OR UNLESS CROSS MATCH TECHNOLOGIES, INC. HAS RECEIVED AN OPINION OF ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT

To Purchase Up To 660,992 Shares of Common Stock

of

CROSS MATCH TECHNOLOGIES, INC.

Dated August 1, 2005

For value received, Smiths Group Holdings Netherlands B.V., a company organized and existing under the laws of the Netherlands, or its permitted assigns (“Holder”) is entitled to purchase from Cross Match Technologies, Inc., a Delaware corporation (“Cross Match”), up to 660,992 shares of Common Stock, $.01 par value per share (“Common Stock”), at an exercise price of $6.00 per share of Common Stock (the “Exercise Price”), subject to adjustment and upon the terms and conditions hereinafter provided. This Warrant may be exercised in whole or in part, at any time or from time to time after the date hereof and prior to the fifth anniversary of the date hereof.

This Warrant has been issued and sold pursuant to that Stock Purchase Agreement of even date herewith between Cross Match and Holder.

Certain terms used in this Warrant are defined in Article IV below.

ARTICLE I

Exercise of Warrants

1.1. Method of Exercise. To exercise this Warrant in whole or in part, the Holder shall deliver, on any Business Day, to Cross Match at its principal offices (a) this Warrant, (b) a written notice in the form attached hereto as Annex A of such Holder’s election to exercise this Warrant, which notice shall specify the number of shares of Common Stock to be purchased, (which shall be a whole number of shares if for less than all the shares then issuable hereunder), the denominations of the share certificate or certificates desired and the name or names in which such certificates are to be registered, and (c) payment of the aggregate Exercise Price in United States currency with respect to such shares. Such payment of the aggregate Exercise Price may be made, at the option of the Holder, either by cash, certified or bank cashiers check or wire transfer of immediately available funds.

In lieu of exercising this Warrant by payment of cash, check, wire transfer, the Holder may, from time to time convert this Warrant, in whole or in part, into a number of shares of Common Stock and the Exercise Price may be paid by surrender of Warrants (“Net Issuance”) as determined below. If the Holder elects to exercise under the Net Issuance method, Cross Match will issue Holder that number of shares of Common Stock in accordance with the following formula:

	X =	Y(A-B)
A
Where:

	X =	the number of shares of Common Stock to be issued to the Holder.

	Y =	the number of shares of Common Stock requested to be exercised under this Warrant Agreement.

	A =	the fair market value of one (1) share of Common Stock.

	B =	the Exercise Price.

For purposes of this Section 1.1, the “fair market value” of one (1) share of Common Stock shall equal the average of the quoted prices of the Common Stock for 10 consecutive trading days commencing 45 days before the date of determination, and the “quoted price” of the Common Stock shall be the last reported sales price of the Common Stock as reported by any national exchange or national quotation system on which the Common Stock is then listed; provided that if the Common Stock is neither listed nor quoted, then the Board of Directors of Cross Match shall determine the fair market value per share of the Common Stock on the basis of such appraisals and/or evaluations as it in reasonable good faith considers appropriate; provided further that if the Holder objects in writing to such determination within 20 days after receiving notice of such valuation, the current market price shall be determined by a nationally recognized investment banking firm jointly selected within 20 days of such timely objection by Cross Match and the Holder or, if no investment banking firm can be agreed on, by an investment banking firm selected by the American Arbitration Association. The fees and expenses of any such investment banking firm shall be paid by the Holder unless such investment banking firm concludes that the current market price of the Common Stock is at least 1.1 times greater than the price determined by the Board of Directors, in which case such fees and expenses shall be the responsibility of Cross Match.

Cross Match shall, as promptly as practicable and in any event within five Business Days after receipt of such notice and payment, execute and deliver or cause to be executed and delivered, in accordance with such notice, a certificate or certificates representing the aggregate number of shares of Common Stock specified in said notice. The share certificate or certificates so delivered shall be in such denominations as may be specified in such notice, and shall be issued in the name of the Holder or such other name or names as shall be designated in such notice. This Warrant shall be deemed to have been exercised, such certificate or certificates shall be deemed to have been issued, and such Holder or any other Person so designated to be named therein shall be deemed for all purposes to have become a holder of record of shares, as holder of the date the aforementioned notice and payment is received by Cross Match. If this Warrant shall have been exercised only in part, Cross Match shall, at the time of delivery of such certificate or certificates, deliver to the Holder a new Warrant evidencing the rights to purchase the remaining shares of Common Stock called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant, or, at the request of the Holder, appropriate notation may be made on this Warrant which shall then be returned to the Holder. Cross Match shall pay all expenses, taxes and other charges payable in connection with the preparation, issuance and delivery of share certificates and new Warrants, except that, if share certificates or new Warrants shall be registered in a name or names other than the name of the Holder, funds sufficient to pay all transfer taxes payable as a result of such transfer shall be paid by the Holder at the time of delivery of the aforementioned notice of exercise or promptly upon receipt of a written request of Cross Match for payment.

1.2. Shares to be Fully Paid and Nonassessable. All shares of Common Stock issued upon the exercise of this Warrant shall be validly issued, fully paid and nonassessable.

1.3. No Fractional Shares Required to be Issued. Cross Match shall not be required to issue fractions of shares of Common Stock upon exercise of this Warrant.

1.4. Reservation. Cross Match has duly reserved and will keep available for issuance upon exercise of the Warrants the total number of Warrant Shares deliverable from time to time upon exercise of all Warrants from time to time outstanding.

1.5 No Impairment. Cross Match will not, by amendment of its charter or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

ARTICLE II

Transfer, Exchange And Replacement of Warrant

2.1. Ownership of Warrant. Cross Match may deem and treat the person in whose name this Warrant is registered as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by any person other than Cross Match) for all purposes and shall not be affected by any notice to the contrary, until due presentment of this Warrant for registration of transfer as provided in this Article II.

2.2. Transfer of Warrant. The Holder agrees that it will not sell, assign, transfer, give away or otherwise dispose of (any of the foregoing, a “Transfer”) in whole or in part this Warrant to any person without evidence of compliance with the registration provisions of the Securities Act and any applicable state securities laws, or the receipt by Cross Match of an opinion of counsel reasonably acceptable to Cross Match that such registration is not required.

Any Transfer may be further conditioned upon the delivery to Cross Match of the transferee’s written agreement that it and the warrant or warrants it acquires shall be bound by and entitled to the provisions of this Warrant.

Cross Match agrees to maintain at its principal offices books for the registration of the Transfer or Transfers of this Warrant, and all rights hereunder shall be registered, in whole or in part, on such books, upon surrender of this Warrant to Cross Match, together with a written assignment of this Warrant duly executed by the Holder or its duly authorized agent or attorney, with (if the Holder is a natural person) signatures guaranteed by a bank or trust company or a broker or dealer registered with the National Association of Securities Dealers, Inc., and funds sufficient to pay any transfer taxes payable upon such transfer. Upon surrender and, if required, receipt of such payment, Cross Match shall execute and deliver a new warrant or warrants in the name of the transferee or transferees and in the denominations specified in the instrument of Transfer (which shall be whole numbers of shares only) and shall issue to the transferor a new warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be canceled.

2.3. Division or Combination of Warrant. This Warrant may be divided or combined with other warrants upon presentment hereof and of any warrant or warrants with which this Warrant is to be combined, together with a written notice specifying the names and denominations (which shall be whole numbers of shares only) in which the new warrant or warrants are to be issued, signed by the holders hereof and thereof or their respective duly authorized agents or attorneys. Subject to compliance with Section 2.2 as to any Transfer that may be involved in the division or combination, Cross Match shall execute and deliver a new warrant or warrants in exchange for the warrant or warrants to be divided or combined in accordance with such notice.

2.4. Loss, Theft, Destruction of Warrant Certificates. Upon receipt of evidence reasonably satisfactory to Cross Match of the ownership of and the loss, theft, destruction or mutilation of this Warrant or any warrant resulting from a Transfer pursuant to Section 2.2 hereof or any division or combination pursuant to Section 2.3 hereof and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to Cross Match or, in the case of any such mutilation, upon surrender and cancellation of such warrant, Cross Match will make and deliver, in lieu of such lost, stolen, destroyed or mutilated warrant, a new warrant of like tenor and representing the right to purchase the same aggregate number of shares of Common Stock.

ARTICLE III

Adjustment Provisions

3.1. Adjustment Generally. The Exercise Price and the number of shares of Common Stock (or other securities or property) issuable upon exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events as provided in this Article III; provided that notwithstanding anything to the contrary contained herein, the Exercise Price shall not be less than the par value of the Common Stock.

3.2. Common Stock Reorganization. If Cross Match after the original issuance date of this Warrant shall subdivide its outstanding shares of Common Stock (or any class thereof) into a greater number of shares or consolidate its outstanding shares of Common Stock (or any class thereof) into a smaller number of shares (any such event being called a “Common Stock Reorganization”), then (a) the Exercise Price shall be adjusted, effective immediately after the effective date of such Common Stock Reorganization, to a price determined by multiplying the Exercise Price in effect immediately prior to such effective date by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on such effective date before giving effect to such Common Stock Reorganization, and the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such Common Stock Reorganization; and (b) the number of shares of Common Stock subject to purchase upon exercise of this Warrant shall be adjusted, effective at such time, to a number determined by multiplying the number of shares of Common Stock subject to purchase immediately before such Common Stock Reorganization by a fraction the numerator of which shall be the number of shares of Common Stock outstanding after giving effect to such Common Stock Reorganization, and the denominator of which shall be the number of shares of Common Stock outstanding immediately before such Common Stock Reorganization.

3.3. Capital Reorganizations. If there shall be any consolidation or merger to which Cross Match is a party, other than a consolidation or a merger of which Cross Match is the continuing corporation and which does not result in any reclassification of, or change (other than a Common Stock Reorganization) in, outstanding shares of Common Stock, or any sale or conveyance of the property of Cross Match as an entity or substantially as an entity, or any recapitalization of Cross Match (any such event being called a “Capital Reorganization”), then, effective upon the effective date of such Capital Reorganization, the Holder shall no longer have the right to purchase Common Stock, but shall have instead the right to purchase, upon exercise of this Warrant, the kind and amount of shares of stock and other securities and property (including cash) which the Holder would have owned or have been entitled to receive pursuant to such Capital Reorganization if this Warrant had been exercised immediately prior to the effective date of such Capital Reorganization. As a condition to effecting any Capital Reorganization, Cross Match or the successor or surviving corporation, as the case may be, shall execute and deliver to the Holder (and to Cross Match, if applicable) an agreement as to the Holder’s rights in accordance with this Section 3.3, providing, to the extent of any right to purchase equity securities hereunder, for subsequent adjustments as nearly equivalent as may be practicable to the adjustments provided for in this Article III. The provisions of this Section 3.3 shall similarly apply to successive Capital Reorganizations.

3.4. Notice of Adjustment. Not less than five (5) nor more than sixty (60) calendar days prior to the record date or effective date, as the case may be, of any action that will require an adjustment or readjustment pursuant to this Article III, Cross Match shall give notice to the Holder of such event, describing such event in reasonable detail and specifying the record date or effective date, as the case may be, and, if determinable, the required adjustment and the computation thereof. If the required adjustment is not determinable at the time of such notice, Cross Match shall give notice to the Holder of such adjustment and computation promptly after such adjustment becomes determinable.

ARTICLE IV

Definitions

The following terms, as used in this Warrant, have the following meanings:

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required to be closed in the State of Florida.

“Capital Reorganization” has the meaning set forth in Section 3.3.

“Common Stock” has the meaning set forth in the first paragraph of this Warrant, subject to adjustment pursuant to Article III.

“Common Stock Reorganization” has the meaning set forth in Section 3.2.

“Exercise Price” has the meaning set forth in the first paragraph of this Warrant.

“Holder” has the meaning set forth in the first paragraph of this Warrant.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

ARTICLE V

Miscellaneous

5.1. Notices. All notices, requests, consents and other communications required or permitted under this Warrant shall be in writing (including telex, telecopy and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service (including overnight courier such as Fed Ex), telecommunicated or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to the parties as specified below:

If to Cross Match:	Cross Match Technologies, Inc. 3960 RCA Boulevard, Suite 6001 Palm Beach Gardens, FL 33410 Attention: CEO Telecopy No.: +1-561-622-9938

With a copy to:	DLA Piper Rudnick Gray Cary US LLP 1200 Nineteenth Street, NW Washington, DC 20036 Attn: J.E. Corette III, Esq. Telecopy No.: +1-202-689-7471

If to the Holder:	Smiths Group plc 765 Finchley Road London NW11 8DS
United Kingdom
Attention: Company Secretary Telecopy No.: +44 208 201 8041

and to:

Smiths Detection North America
20501 Seneca Meadows Parkway Germantown, Maryland 20876 Attention: Ryan Lee Roney Telecopy No.: +1-240-686-2375

with a copy to:

White & Case LLP
633 West Fifth Street
Suite 1900
Los Angeles, California 90071 Attention: Neil W. Rust
Telecopy No.: +1-213-687-0758

or to such other address as any party may designate by notice complying with the terms of this Section 5.1. Each such notice shall be deemed delivered: (a) on the date delivered if by personal delivery; (b) on the date of confirmed transmission if by telex, telecopy or other telegraphic communication; and (c) on the date upon which the return receipt is signed or delivery is refused or the notice if designated by the postal authorities as not deliverable, as the case may be, if mailed.

5.2. Amendments. The provisions of this Warrant may be amended, modified or waived with the written consent of both Cross Match and the Holder.

5.3. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by, construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

5.4. Covenants to Bind Successors and Assigns. The provisions of this Warrant shall be binding upon and inure to the benefit of the Holder hereof and the Holder’s permitted successors and assigns. All covenants, stipulations, promises and agreements in this Warrant contained by or on behalf of Cross Match or the Holder shall bind its successors and assigns, whether so expressed or not.

(Signature appears on next page.)

IN WITNESS WHEREOF, Cross Match has caused this Warrant to be executed in it corporate name by one of its officers thereunto duly authorized, and its corporate seal to be hereunto affixed, attested by its Secretary or an Assistant Secretary, all as of the day and year first above written.

CROSS MATCH TECHNOLOGIES, INC.

/s/ Theodore M. Johnson
	By:	Theodore M. Johnson
[Corporate seal]	Its:	Chief Executive Officer

Attest:

/s/ William A. Smith II
Name:	William A. Smith II
Title:	Secretary

ANNEX A

Form of Notice of Exercise

To:	Cross Match Technologies, Inc.
Date:

Reference is made to the Warrant to Purchase 660,992 Shares of Common Stock of Cross Match Technologies, Inc. registered in the name of the undersigned (the “Warrant”). Capitalized terms used herein shall have the meaning given to them in the Warrant.

The undersigned, pursuant to the provisions set forth in the Warrant, hereby irrevocably elects and agrees to purchase                      shares of Common Stock, and makes payment herewith in full therefor at the Exercise Price of $6.00 per share. Payment of the aggregate Exercise Price is made by                      [specify cash, certified or bank cashiers check or wire transfer] in United States currency.

[Include the following if applicable:] To the extent that the number of shares specified above is less than all of the shares purchasable hereunder, the undersigned requests that a new warrant certificate representing the remaining balance of the shares be registered in the name of the undersigned.

SMITHS GROUP HOLDINGS NETHERLANDS B.V.

By:

Name:

Title: